Execution Version

FRAMEWORK AGREEMENT

by and between

XI’AN NEW LAND DEVELOPMENT CO., LTD.

CHINA HOUSING AND LAND DEVELOPMENT, INC.

and

PRAX CAPITAL REAL ESTATE HOLDING LIMITED

Dated:  November 5, 2008

______________________________

Xi’an Baqiao Project

______________________________

TABLE OF CONTENTS

		Page

ARTICLE I.	PRE-FORMATION ACTIVITIES	2

ARTICLE II.	PROJECT COMPANY TRANSACTIONS	4

ARTICLE III.	HK SPV TRANSACTIONS	8

ARTICLE IV.	TRANSACTION DOCUMENTS	10

ARTICLE V.	TERMINATION	10

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES	12

ARTICLE VII.	INDEMNIFICATION	14

ARTICLE VIII.	CONFIDENTIALITY	15

ARTICLE IX.	NOTICES	16

ARTICLE X.	GENERAL PROVISIONS	17

APPENDIX 1	DESCRIPTION AND DEPICTION OF PROJECT LAND

APPENDIX 2	INDEX OF DEFINED TERMS

EXHIBIT A	JOINT VENTURE AGREEMENT

EXHIBIT B	PROJECT COMPANY ARTICLES OF ASSOCIATION

EXHIBIT C	SHAREHOLDERS’ AGREEMENT

EXHIBIT D	SHARE SUBSCRIPTION AGREEMENT

EXHIBIT E	HK SPV AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT F	GUARANTY

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (the “Agreement”) is made and entered into on October      , 2008 by and between:

(1)
Xi’an New Land Development Co., Ltd., a limited liability company established under the Laws (as defined below) of the People’s Republic of China (for the purpose of Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan, the “PRC”), with its registered address at 8 Fangwei Road, Baqiao District, Xi’an, PRC (“New Land”);

(2)
China Housing and Land Development, Inc., a corporation established under the Laws of the State of Nevada, the United States of America, with its registered address at 1000 E William ST., Suite 204 Carson City, NV 89701-3108, the United States of America (“CHL”); and

(3)
Prax Capital Real Estate Holding Limited, a company established under the Laws of Hong Kong (as defined below), with its registered address at Flat/RM 1508, 15/F, Hing Yip Commercial Centre, 272-284 Des Voeux Road Central, Hong Kong (“Prax”).

New Land, CHL and Prax are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)	New Land is the direct, wholly-owned subsidiary of CHL;

(B)
Success Hill Investments Limited (the “HK SPV”), a private company limited by shares formed under the Laws of the Hong Kong Special Administrative Region (“Hong Kong”), is a direct or indirect wholly-owned subsidiary of Prax;

(C)
Upon the terms and conditions of this Agreement and the Transaction Documents (as defined in Section 4.2 below), Prax, through HK SPV, and New Land, intend to participate jointly in the bidding of land use rights with respect to a parcel of land located in the Chan Ba Ecological District, adjacent to Ba Riverfront Park, the details of which is described and depicted in Appendix 1 attached to this Agreement (the “Target Land”);

(D)
Provided that the HK SPV and New Land are the prevailing bidders at the Auction (as defined in Section 1.1 below) for the land use rights for the Target Land, the HK SPV and New Land shall apply with the relevant governmental authorities of the PRC to establish a cooperative joint venture under the Laws of the PRC (the “Project Company”) in accordance with the provisions of this Agreement and the Transaction Documents and shall cause the land use rights for the Target Land to be granted or otherwise vested in the Project Company;

(E)
Concurrently with the establishment of the Project Company and securing all necessary governmental approvals, consents, filings and permits required under the applicable laws, statutes, regulations, directives and other legal requirements (collectively, “Laws”) of the PRC, (i) Prax shall make a capital contribution in the amount specified herein but not to exceed the US$ equivalent of RMB220,000,000 (which US$ equivalent shall be determined using the medium rate between RMB and US$ as announced by the People’s Bank of China (“PBOC”) on the business day that is not a Saturday, Sunday, legal holiday or a day on which federal banking institutions in the United States of America, or banking institutions in Hong Kong or the PRC are required to be closed (“Business Day”) immediately preceding the date on which Prax pays such amount) to the HK SPV, (ii) the HK SPV shall make a capital contribution in the amount specified herein but not to exceed the US$ equivalent of RMB220,000,000 to the Project Company (which US$ equivalent shall be determined using the medium rate between RMB and US$ as announced by the PBOC on the Business Day immediately preceding the date on which Prax pays such amount), (iii) New Land shall make a capital contribution of RMB120,000,000 to the Project Company, and (iv) the HK SPV shall issue common shares to CHL affiliate and reclassify currently issued shares of the HK SPV issued to Prax (or its affiliates specified in the Shareholders’ Agreement) as preferred shares, in each case in accordance with the provisions of this Agreement and the Transaction Documents; and

(F)	The Project Company shall cause the Target Land to be developed, operated and sold in accordance with the provisions of the Transaction Documents.

NOW THEREFORE, the Parties agree as follows:

Article I.
PRE-FORMATION ACTIVITIES

1.1   Auction for Target Land.  Contemporaneously with the execution of this Agreement, New Land shall register itself and the HK SPV as joint bidders at the auction of, or public bidding for, the Target Land (the “Auction”) for the Target Land with the Xi’an Land Resources Bureau (the “Xi’an LRB”).  In connection with such registration, New Land shall prepare and timely submit to the Xi’an LRB any and all documentation and other items required by the Xi’an LRB in connection with the Auction.  All such documentation shall be subject to the prior written approval of Prax in its sole discretion.  Further, at its sole cost and expense, New Land shall fund, on behalf of the HK SPV and New Land (as joint bidders at the Auction), all deposits (including without limitation the RMB80,000,000 pre-auction deposit (the “Funded Auction Deposit”) and other fees and expenses imposed by the Xi’an LRB in connection with the Auction.  Prior to registering for the Auction, New Land shall obtain the prior written consent, in form and substance reasonably approved by Prax, of the Administrative Committee of Xi’an Baqiao Technology Industrial Park to the joint bidding arrangement between New Land and the HK SPV for the Auction and shall provide evidence reasonably acceptable to Prax that the Land Grant Contract (as defined in Section 1.2 below) will comply with the requirements as set forth in Section 1.2 below.  New Land shall consult regularly with Prax and keep Prax informed on a timely basis regarding all matters in connection with New Land’s and the HK SPV’s registration for, and participation in, the Auction.  At all times, but subject to the provisions of this Agreement, New Land shall exercise its best efforts to cause New Land and the HK SPV, as the joint bidders, to be the prevailing bidder at the Auction and to secure the land use rights for the Target Land for an aggregate Land Acquisition Cost not to exceed RMB320,000,000 (the “Cost Ceiling”).  Before bidding or agreeing to pay an amount that would result in the Land Acquisition Cost exceeding the Cost Ceiling, New Land shall obtain the prior written consent of Prax, which may be granted, withheld or otherwise rejected in Prax’s sole discretion.  As used in this Agreement, the term “Land Acquisition Cost” shall mean the total land acquisition costs and expenses payable by or on behalf of the Project Company for purposes of acquiring the land use rights for the Target Land, including but not limited to the land premium payable under the Land Grant Contract (as defined in Section 1.2 below) and all fees (including without limitation land relocation fees, if any), taxes and expenses relating to the acquisition of the land use rights for the Target Land and the obtaining of the land use rights certificate for the Target Land pursuant to the Land Grant Contract.

1.2   Land Use Rights Grant.  Upon the execution of this Agreement, New Land immediately shall commence negotiations with the Xi’an LRB regarding the terms and conditions of the land use rights grant contract to be entered into by New Land, the HK SPV and Xi’an LRB after New Land and the HK SPV are the prevailing bidders at the Auction, pursuant to which contract the Xi’an LRB shall grant the land use rights for the Target Land to New Land and the HK SPV (the “Land Grant Contract”).  Prior to registering for the Auction in accordance with Section 1.1 of this Agreement, New Land shall cause the final form of Land Grant Contract to (a) permit New Land and the HK SPV to assign all of their rights and obligations under the Land Grant Contract to the Project Company without the prior consent of the Xi’an LRB or any other governmental authority; (b) both the Funded Auction Deposit and the Funded Preparation Fee (as defined in Section 2.5 below) shall be deemed as partial payment of land premium payable by the grantee under the Land Grant Contract; and (c) acknowledge that New Land and the HK SPV have no obligation to pay any land premiums or other charges for the land use rights for the Target Land until each of the following conditions have been satisfied: (i) the Project Company has been formed; (ii) New Land has secured all governmental approvals, consents, filings and permits required under applicable Laws for the formation of the Project Company (it being acknowledged that the Project Company has a foreign investor and is a real estate development company) and for the Project Company to hold the land use rights for the Target Land as contemplated under this Agreement; (iii) a business license has been issued by the Administration for Industry and Commerce to the Project Company; and (iv) the Project Company has been duly registered with the State Administration of Foreign Exchange of the PRC or its authorized local agency (“SAFE”).  The other terms and conditions of the Land Grant Contract shall be subject to the prior written approval of Prax, which approval shall not be unreasonably withheld.  New Land shall consult regularly with Prax and keep Prax informed on a timely basis regarding all matters in connection with the negotiation of the Land Grant Contract.  Further, Prax shall have the right, but not the obligation, to observe and participate in negotiations with the Xi’an LRB regarding the Land Grant Contract.

1.3   Budget and Business Plan.  The Parties shall jointly prepare a budget and business plan (the “Budget and Business Plan”) with respect to the acquisition, development, operation and disposition of the project to be developed on the Target Land (the “Project”).  The Budget and Business Plan shall contain detailed financial projections, operating budgets, cash flow projections and management teams for the Project covering the full term of the Project’s existence (i.e. development, operation and disposition).  The Budget and Business Plan shall be subject to the final written approval of Prax in its sole discretion.  The Budget and Business Plan so approved by Prax or otherwise amended pursuant to the Transaction Documents shall be referred to as the “Approved Budget and Business Plan” in this Agreement.

Article II.
PROJECT COMPANY TRANSACTIONS

2.1   Formation of Project Company.

(a)   Conditions Precedent.  The Parties’ obligations to form the Project Company and effect the other transactions described in this Article II are subject to the satisfaction of the following conditions precedent (collectively, the “Project Company Conditions Precedent”), or the waiver of such conditions by the Party or Parties benefited thereby (which waiver may be exercised by a Party in its sole and absolute discretion):

(i)   For the benefit of each of the Parties, New Land and the HK SPV are the prevailing parties at the Auction;

(ii)   For the benefit of Prax, the Land Grant Contract complies with the requirements of Section 1.2 of this Agreement and has been executed and delivered by the Xi’an LRB, New Land and the HK SPV;

(iii)   For the benefit of Prax, New Land has produced to Prax documentation satisfactory to Prax that New Land has obtained an updated, valid and effective business license and organization code certificate that complies with all applicable Laws;

(iv)   For the benefit of Prax, CHL, in its capacity as the sole shareholder of New Land, has submitted to Prax a written approval in form reasonably acceptable to Prax approving New Land’s execution and delivery of this Agreement and the Transaction Documents and the performance of its obligations thereunder;

(v)   For the benefit of Prax, New Land has submitted to Prax (A) a written consent of the Administrative Committee of Xi’an Baqiao Technology Industrial Park in form reasonably acceptable to Prax approving (x) the joint bidding arrangement of New Land and the HK SPV for the Auction and (y) the establishment of, and investment in, the Project Company by the HK SPV and New Land; and (B) a written consent of Weilai Branch of Xi’an City Commercial Bank in form reasonably acceptable to Prax approving the establishment of, and investment in, the Project Company by the HK SPV and New Land;

(vi)   For the benefit of CHL and New Land, Prax has executed and delivered the Prax Project Company Deliverables (as defined in Section 2.1(b) below) in accordance with the provisions of this Agreement;

(vii)   For the benefit of Prax, CHL and New Land have executed and delivered the CHL/New Land Project Company Deliverables (as defined in Section 2.1(b) below) in accordance with the provisions of this Agreement;

(viii)   For the benefit of Prax, CHL has executed and delivered to Prax the Guarantee (as defined in Section 4.1 below);

(ix)   For the benefit of CHL and New Land, Prax is not in default in the performance of its material obligations under this Agreement, the Joint Venture Agreement (as defined in Section 2.1(b) below) and the Project Company Articles of Association (as defined in Section 2.1(b) below), and all of the representations and warranties of Prax under this Agreement, the Joint Venture Agreement and the Project Company Articles of Association are true and correct in all material respects; and

(x)   For the benefit of Prax, neither CHL nor New Land is in default in the performance of its material obligations under this Agreement, the Joint Venture Agreement, the Project Company Articles of Association or the Guarantee, and all of the representations and warranties of CHL and New Land under this Agreement, the Joint Venture Agreement, the Project Company Articles of Association and the Guarantee are true and correct in all material respects.

(b)   Project Company Deliverables.  No later than seven (7) days following the satisfaction of those Project Company Conditions Precedent specified in Section 2.1(a)(i) and (ii) above (the “Project Company Delivery Date”), the Parties shall execute and deliver (or, as the case may be, cause to the executed and delivered) the following documents:

(i)   by the HK SPV and New Land, that certain Cooperative Joint Venture Contract for the Project Company in the form of Exhibit A attached to this Agreement (the “Joint Venture Agreement”); and

(ii)   by the HK SPV and New Land, those Articles of Association of the Project Company in the form of Exhibit B attached to this Agreement (the “Project Company Articles of Association”).

As used in this Agreement, the term “CHL/New Land Project Company Deliverables” shall mean New Land’s execution and delivery of those documents specified in subparts (i) and (ii) of this Section, and the term “Prax Project Company Deliverables” shall mean Prax causing the HK SPV to execute and deliver those documents specified in subparts (i) and (ii) of this Section.

2.2   Project Company Governmental Approvals.  After the execution and delivery of those documents described in Section 2.1(b) above, New Land immediately shall apply for the Project Company Governmental Approvals (as defined below) and thereafter shall exercise its best efforts to ensure that the Project Company Governmental Approvals are obtained as soon as is practicable.  New Land shall consult regularly with Prax and keep Prax informed on a timely basis regarding all matters in connection with obtaining the Project Company Governmental Approvals.  As used in this Agreement, the term “Project Company Governmental Approvals” shall mean collectively (a) approvals required under applicable Laws from the Department of Commerce of Shaanxi Province or its authorized local agency (“Shaanxi DOC”) and all other governmental entities for the formation of the Project Company, the participation of the HK SPV in the Project Company and for the Project Company to hold land use rights for the Target Land; (b) the Administration for Industry and Commerce’s issuance of a business license to the Project Company for those business purposes specified in the Project Company Articles of Association; (c) filings required under applicable Laws with the general office of the People’s Government of Shaanxi Province and the Shaanxi DOC for the formation of the Project Company, the participation of the HK SPV in the Project Company and for the Project Company to hold land use rights for the Target Land; and (d) the registration of the Project Company with SAFE in accordance with all applicable Laws of the PRC.

2.3   Reimbursement of Prax Costs and Payment of Finder’s Fee.  No later than forty-five days following the full contribution of registered capital of the Project Company pursuant to the relevant Transaction Documents, the Parties shall cause the Project Company to (a) reimburse Prax, through payment to the HK SPV, for all third party expenses incurred by Prax and its affiliates in connection with the due diligence and the investigation of the feasibility of its investment in the Project Company and the negotiation and documentation of the transactions contemplated in this Agreement and the Transaction Documents, with the amount of such reimbursement not to exceed US$ equivalent of RMB2,000,000 (for the avoidance of doubt, the Parties hereto agree to cause the HK SPV to, upon its receipt of such amount from the Project Company, pay such amount with no deduction to Prax or other entities designated by Prax in its sole discretion) and (b) pay RMB2,000,000 as a finder’s fee to a third party approved by Prax in connection with procuring the Parties’ participation in the transactions contemplated in this Agreement and the Transaction Documents.

2.4   Project Financing.  Prior to the applicable deadline specified in the Approved Budget and Business Plan, CHL and New Land shall cause the Project Company to obtain onshore loans from one or more PRC banks to finance the design, development and construction of the Project on commercially reasonable terms for at least RMB400,000,000 (the “Onshore Financing”).  However, the Project Company’s entry into the Onshore Financing and the execution and delivery of any documents and instruments in connection with the Onshore Financing shall be subject to the approval of the boards of directors of the HK SPV and the Project Company, which approval shall be subject to the provisions of the Joint Venture Agreement and the Shareholders’ Agreement (as defined in Section 3.1(b) below).  CHL and New Land shall consult regularly with Prax and keep Prax informed on a timely basis regarding all matters in connection with locating, negotiating and securing the Onshore Financing.  Further, Prax shall have the right, but not the obligation, to observe and participate in negotiations with prospective lenders in connection with the Onshore Financing.

2.5   Payment of Land Premium and Funded Pre-Construction Costs.   CHL and New Land hereby, jointly and severally, represent to Prax that prior to the date hereof, New Land has deposited land preparation fees (预储备金) for the sole purpose of acquiring the land use rights for the Target Land in an amount of RMB81,600,000 (the “Funded Preparation Fee”) and it has secured the consent of the relevant local financial bureau that upon the execution of the Land Grant Contract, all of the Funded Preparation Fee will be deemed as, and accepted by the Xi’an LRB and the relevant local financial bureau as, the Project Company’s partial payment of the land premium under the Land Grant Contract.  Upon the execution of the Land Grant Contract and the issuance of the Project Company Governmental Approvals, New Land shall cause and ensure that the sum of the Funded Auction Deposit and the Funded Preparation Fee shall immediately constitute the Project Company’s partial payment of land premium under the Land Grant Contract and the remaining portion of the land premium under the Land Grant Contract shall be paid out of the paid-in registered capital of the Project Company.  Provided that all of the Funded Preparation Fee actually has been treated by the Xi’an LRB and the relevant local financial bureau as the Project Company’s partial payment of the land premium under the Land Grant Contract, to the extent permitted by the Laws of the PRC, such amount will be treated as the Project Company’s payable to New Land without any interest and upon the full contribution of the registered capital of the Project Company and the issuance of the relevant capital verification report by certain firm of PRC certified public accountants, the Parties shall cause the Project Company to promptly repay RMB40,000,000 to New Land and the remaining portion of the Funded Preparation Fee in the amount of RMB41,600,000 will be forthwith treated as funds loaned by New Land to the Project Company to finance any pre-construction costs (including without limitation the reimbursement of amounts payable to Prax and the finder’s fee payable pursuant to Section 2.3 above, architecture, engineering, permitting and other “soft” costs) in connection with the Project which are not fully funded by the registered capital of the Project Company.  The amount of RMB41,600,000 funded by New Land pursuant to the preceding sentence shall be referred to as “Funded Pre-Construction Costs” in this Agreement.  Interest shall accrue on the unpaid principal balance of the Funded Pre-Construction Costs at an interest rate of twenty percent (20%) per annum, simple interest, from the time the HK SPV and New Land each have fully contributed their registered capital to the Project Company as provided in this Agreement and the Joint Venture Agreement.  The payment of interest or return on Funded Pre-Construction Costs, and the repayment of Funded Pre-Construction Costs to New Land, shall be governed by the Transaction Documents.

2.6   Contribution of Registered Capital.  It is agreed by the Parties that if New Land and the HK SPV, as the joint bidders, become the prevailing bidder at the Auction for an aggregate Land Acquisition Cost of RMB300,000,000, the registered capital of the Project Company will be RMB320,000,000 (“Target Registered Capital”) and the total investment amount of the Project Company will be RMB640,000,000 provided that, if the aggregate Land Acquisition Cost is more than RMB300,000,000, the registered capital of the Project Company will be increased by such amount of the difference between the actual Land Acquisition Cost and RMB300,000,000, but in no event shall the registered capital of the Project Company exceed RMB340,000,000 (the “Registered Capital Ceiling”).  In the event that the Project Company’s actual registered capital exceeds the Target Registered Capital, but is less than the Registered Capital Ceiling, then the Project Company’s total investment amount shall be increased proportionally but in no event shall the Project Company’s total investment amount exceed the RMB equivalent of US$100,000,000.  Of the registered capital of the Project Company, each of CHL and New Land, jointly and severally, undertakes that New Land shall subscribe an amount of RMB120,000,000, of which, the Funded Auction Deposit shall constitute a partial contribution by New Land and the remaining RMB40,000,000 shall be contributed by New Land in cash at the same time Prax (or its designated affiliate) has made the capital contribution to the HK SPV required to be made by Prax under the Subscription Agreement.  The HK SPV shall subscribe the remaining portion of the registered capital of the Project Company and for the avoidance of doubt, the registered capital of the Project Company subscribed by the HK SPV shall in no event exceed RMB220,000,000.

Article III.
HK SPV TRANSACTIONS

3.1   Capital Contributions.

(a)   Conditions Precedent.  The Parties’ obligations to make the capital contributions to the HK SPV and the Project Company as described in this Article III and the Transaction Documents shall be subject to the satisfaction of the following conditions precedent (collectively, the “Capital Contribution Conditions Precedent”) or the waiver of such conditions by the Party or Parties benefited thereby (which waiver may be exercised by a Party in its sole and absolute discretion):

(i)   For the benefit of Prax, the satisfaction (or waiver by Prax) of those Project Company Conditions Precedent for the benefit of Prax;

(ii)   For the benefit of CHL and New Land, the satisfaction (or waiver by New Land) of those Project Company Conditions Precedent for the benefit of CHL or New Land;

(iii)   For the benefit of each of the Parties, the issuance of all of the Project Company Governmental Approvals;

(iv)   For the benefit of Prax, the Budget and Business Plan has been approved by Prax as provided in Section 1.3 above;

(v)   For the benefit of Prax, CHL and New Land have delivered each of the CHL/New Land Capital Contribution Deliverables (as defined in Section 3.1(b) below);

(vi)   For the benefit of CHL and New Land, Prax shall have delivered, and caused the HK SPV (where applicable) to deliver, the Prax Capital Contribution Deliverables (as defined in Section 3.1(b) below);

(vii)   For the benefit of Prax, neither CHL nor New Land is in default in the performance of its material obligations under this Agreement or the Transaction Documents, and all of the representations and warranties of CHL and New Land under this Agreement and the Transaction Documents are true and correct in all material respects; and

(viii)   For the benefit of CHL and New Land, Prax is not in default in the performance of its material obligations under this Agreement and the Transaction Documents, and all of the representations and warranties of Prax under this Agreement and the Transaction Documents are true and correct in all material respects.

(b)   Capital Contribution Deliverables.  No later than seven (7) Business Days following the issuance of all of the Project Company Governmental Approvals (the “Capital Contribution Delivery Date”), the Parties shall cause the following payments to be made and documents to be executed and delivered:

(i)   that certain Shareholders’ Agreement for the HK SPV in the form of Exhibit C attached to this Agreement (the “Shareholders’ Agreement”), executed by Prax (or its affiliates specified in the Shareholders’ Agreement), CHL (or its affiliate specified in the Shareholders’ Agreement) and the HK SPV;

(ii)   that certain Share Subscription Agreement for the HK SPV in the form of Exhibit D attached to this Agreement (the “Subscription Agreement”), executed by Prax (or its affiliates specified in the Shareholders’ Agreement), CHL (or its affiliate specified in the Shareholders’ Agreement) and the HK SPV;

(iii)   those Amended and Restated Articles of Association of the HK SPV in the form of Exhibit E attached to this Agreement (the “HK SPV Amended and Restated Memorandum and Articles of Association”), approved and adopted by Prax and CHL (or the affiliates thereof specified in the Shareholders’ Agreement);

(iv)   Prax (or its designated affiliate) has made those payments and capital contributions required to be made by such party under the Subscription Agreement;

(v)   CHL (or its designated affiliate) has made those payments and capital contributions required to be made by such party under the Subscription Agreement;

(vi)   all of the Funded Preparation Fee has been actually treated by the Xi’an LRB as the Project Company’s partial payment of the land premium under the Land Grant Contract, and CHL has provided Prax with written evidence reasonably satisfactory to Prax evidencing both (A) the payment of the Funded Preparation Fee by New Land and (B) the acceptance of the Funded Preparation Fee by the relevant local financial bureau as partial payment of the land premium under the Land Grant Contract; and

(vii)   New Land has made those payments and capital contributions required to be made by New Land under the Joint Venture Agreement.

As used in this Agreement, the term “CHL/New Land Capital Contribution Deliverables” shall mean (A) the Shareholders’ Agreement, the Subscription Agreement and the HK SPV Amended and Restated Memorandum and Articles of Association executed and delivered or otherwise approved and adopted by CHL (or its affiliate(s) named therein) and (B) those payments described in subparts (v), (vi) and (vii) above.  As used in this Agreement, the term “Prax Capital Contribution Deliverables” shall mean (Y) the Shareholders’ Agreement, the Subscription Agreement and the HK SPV Amended and Restated Memorandum and Articles of Association executed and delivered or otherwise approved and adopted by Prax (or its affiliate(s) named therein) and (Z) those payments described in subpart (iv) above.

3.2   Use of Capital Contribution Proceeds.  The Parties acknowledge and agree that the proceeds from all capital contributions made to the HK SPV pursuant to Section 3.1(b) above shall be used solely to fund the capital contribution to be made by the HK SPV to the Project Company described in the Transaction Documents.  Further, the Parties acknowledge and agree that the proceeds from the HK SPV’s capital contribution to the Project Company shall be used solely for (a) the acquisition of the Target Land, (b) the design, development and construction of the Project, (c) the reimbursement of amounts payable to Prax pursuant to Section 2.3 of this Agreement; and (d) the repayment of payable to New Land in the amount of RMB40,000,000 pursuant to Section 2.5 of this Agreement.

Article IV.
TRANSACTION DOCUMENTS

4.1   Guarantee.  Concurrently with the execution and delivery of this Agreement, CHL shall execute and deliver that certain deed of guarantee in the form of Exhibit F attached hereto (the “Guarantee”) to Prax and the other beneficiaries named therein.

4.2   Transaction Documents.  As used herein, the term “Transaction Documents” shall mean collectively the Joint Venture Agreement, the Project Company Articles of Association, the Shareholders’ Agreement, the Subscription Agreement, the HK SPV Amended and Restated Memorandum and Articles of Association and the Guarantee.  The term “Transaction Document” shall mean any of the foregoing instruments.

4.3   Effectiveness of Transaction Documents.  Each Transaction Document shall be effective upon its execution and delivery by the parties to such Transaction Document, provided that the Joint Venture Agreement and the Project Company Articles of Association are subject to the approval of Shaanxi DOC and shall become effective upon the receipt of such approval.  In the event of any conflict between the provisions of any Transaction Document and the provisions of this Agreement, (a) if such conflict is between the Joint Venture Agreement and the provisions of this Agreement, then the provisions of this Agreement shall prevail, and (b) if such conflict is between any Transaction Document other than the Joint Venture Agreement and this Agreement, then the provisions of the applicable Transaction Document (other than the Joint Venture Agreement) shall prevail.

Article V.
TERMINATION

5.    Termination.  This Agreement and the transactions contemplated under this Agreement shall terminate:

(a)   upon the mutual written agreement of the Parties;

(b)   by either New Land or CHL effective upon the delivery of written notice to Prax, if there has been a material breach by Prax at any time before the satisfaction (or waiver by the Party or Parties benefited thereby) of the Capital Contribution Conditions Precedent of any representation, warranty or covenant contained in this Agreement that is not cured within thirty (30) days after written notice of such breach is given by New Land or CHL, as may be applicable, to Prax or if assurances of cure reasonably acceptable to New Land and CHL are not provided by Prax during such thirty-day period;

(c)   by Prax effective upon the delivery of written notice to New Land and CHL, if there has been a material breach by New Land or CHL at any time before the satisfaction (or waiver by the Party or Parties benefited thereby) of the Capital Contribution Conditions Precedent of any representation, warranty or covenant contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Prax to New Land or CHL, as may be applicable, or if assurances of cure reasonably acceptable to Prax are not provided by New Land and CHL in such period;

(d)   by Prax effective upon the delivery of written notice to New Land and CHL, if (i) the Land Acquisition Costs exceed, or are reasonably anticipated to exceed, RMB320,000,000; (ii) the land use of the Target Land as indicated in the documents issued by Xi’an LRB for the purpose of the Action (collectively, the “Auction Documents”) is not residential use; (iii) the site area of the Target Land as indicated in the Auction Documents is less than 196,400 square meters and/or the permitted maximum gross floor area of the Target Land as indicated in the Auction Documents is less than 651,785 square meters; (iv) the term of the granted land use rights in respect of the Target Land as indicated in the Auction Documents is less than 70 years; or (v) in Prax’s reasonable opinion, other terms and conditions applicable to the Target Land as set forth in the Auction Documents are not satisfactory to Prax;

(e)   by Prax effective upon the delivery of written notice to New Land and CHL, if the Auction does not occur prior to November 30, 2008 (or such later date as may be approved by Prax in its sole discretion);

(f)   by any of the Parties effective upon the delivery of written notice to the other Parties, if the Project Company Conditions Precedent have not been satisfied (or waived by the Party or Parties benefited thereby) within thirty (30) days (or such longer period as may be approved by Prax in its sole discretion) following the date on which the documents for the Auction have been officially released by the Xi’an LRB;

(g)   by Prax effective upon the delivery of written notice to New Land and CHL, if the Project Company Governmental Approvals have not been obtained within forty-five (45) days (or such longer period as may be approved by Prax in its sole discretion) following the date on which New Land and the HK SPV are recognized by the Xi’an LRB as the prevailing parties at the Auction; or

(h)   by any of the Parties effective upon the delivery of written notice to the other Parties, if the Capital Contribution Conditions Precedent have not been satisfied (or waived by the Party or Parties benefited thereby) within thirty (30) days (or such longer period as may be approved by Prax in its sole discretion) following the date on which the Project Company Governmental Approvals have not been obtained.

5.2   Consequences of Termination.  If this Agreement is terminated as provided in Section 5.1 above, this Agreement and the Transaction Documents shall become null and void, and be of no further force and effect, except that the Parties shall continue to be bound by the provisions of Articles VIII, IX and X of this Agreement.  Further, if this Agreement is terminated for any reason other than the cause specified in Section 5.1(b) of this Agreement, CHL and New Land, jointly and severally, shall indemnify, defend and hold Prax and the HK SPV harmless from and against any and all Losses (as defined in Section 7.1 below) arising from or related to the Auction, the Target Land or the HK SPV’s actual or alleged status as a bidder for the Target Land.  Nothing in this Section shall be deemed to release any Party from any liability for any breach of this Agreement first arising, occurring or accruing prior to the date of such termination.  Provided that both (a) the Funded Auction Deposit has been paid or otherwise funded by New Land and (b) New Land and the HK SPV are recognized by the Xi’an LRB as the prevailing parties at the Auction, if this Agreement is terminated by Prax for any reason other than the cause specified in Sections 5.1, 10.15 and 10.16, Prax shall pay the US$ equivalent of RMB20,000,000 (which US$ equivalent shall be determined using the medium rate between RMB and US$ as announced by the PBOC on the Business Day immediately preceding the date on which Prax pays such amount) to CHL within seven (7) Business Days following Prax’s receipt of CHL’s written request for such payment.

Article VI.
REPRESENTATIONS AND WARRANTIES

6.1   By CHL and New Land.  CHL and New Land, jointly and severally, represent and warrant to Prax as of the date of this Agreement and as of Project Company Delivery Date and the Capital Contribution Delivery Date as follows:

(a)   CHL, New Land and their affiliates who are parties to Transaction Documents are duly organized, validly existing and in good standing under the Laws of the jurisdictions in which they are organized.

(b)   The execution, delivery and performance of this Agreement and the Transaction Documents to which CHL, New Land and their affiliates are parties:

(i)   are within the organizational powers of CHL, New Land, and their affiliates, have been duly authorized by all necessary action, and do not and will not contravene any Laws applicable to it or materially convene any contractual restriction binding on or affecting CHL, New Land and their affiliates;

(ii)   except for the approval by the Shaanxi DOC in respect of the Joint Venture Agreement and the Project Company Articles of Association, do not require any other approval, authorization, license, exemption from, consent of, or filing with, any governmental agency or authority, court or any other third party except for those which have been duly obtained or made and are in full force and effect, and are not, and will not be, in contravention of the terms of the organizational documents (or any amendment thereof) of CHL, New Land or their affiliates;

(iii)   will not conflict with or result in any breach or contravention of or the creation of any lien under any agreement, instrument or undertaking to which CHL, New Land or any of their affiliates is a party or by which any of CHL, New Land or their affiliates is bound; and

(iv)   are and will be valid and legally binding obligations of CHL, New Land and their affiliates, enforceable against CHL, New Land and their affiliates in accordance with the terms hereof or thereof, except (A) as limited by bankruptcy, insolvency, reorganization or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (B) the Joint Venture Agreement and the Project Company Articles of Association shall not be valid and binding until approved by the Shaanxi DOC.

(c)   There is no action, suit, arbitration, investigation or proceeding pending, or to the knowledge of CHL or New Land, threatened or contemplated against either CHL, New Land or their affiliates, before any court or administrative agency nor is any substantial basis for any such litigation known to exist, which either questions the legality, validity or propriety of this Agreement or any other Transaction Documents or the transactions contemplated hereunder or thereunder, or could materially affect their ability to carry out their obligations hereunder or thereunder.

(d)   CHL, New Land and their affiliates have complied, and are in compliance in all material respects, with all applicable Laws, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, the non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of CHL, New Land, the HK SPV, the Project Company or any of their respective affiliates, or on the ability of CHL, New Land and their affiliates to perform their obligations under this Agreement and the other Transaction Documents.

Except as otherwise expressly set forth herein, the representations and warranties set forth in Sections 6.1 shall be continuing and shall survive the Capital Contribution Delivery Date for a period of five (5) years.

6.2   By Prax.  Prax represents and warrants to CHL and New Land as of the date of this Agreement and as of the Project Company Delivery Date and the Capital Contribution Delivery Date as follows:

(a)   Prax is duly organized, validly existing and in good standing under the Laws of the jurisdictions in which it is organized.

(b)   The execution, delivery and performance of this Agreement and the Transaction Documents to which Prax is a party:

(i)   are within the organizational powers of Prax, have been duly authorized by all necessary action, and do not and will not contravene any Laws applicable to it or materially convene any contractual restriction binding on or affecting Prax;

(ii)   except for the approval by the Shaanxi DOC in respect of the Joint Venture Agreement and the Project Company Articles of Association, do not require any other approval, authorization, license, exemption from, consent of, or filing with, any governmental agency or authority, court or any other third party except for those which have been duly obtained or made and are in full force and effect, and are not, and will not be, in contravention of the terms of Prax’s organizational documents or any amendment thereof;

(iii)    will not conflict with or result in any breach or contravention of or the creation of any lien under any agreement, instrument or undertaking to which Prax is a party or by which Prax is bound; and

(iv)   are and will be valid and legally binding obligations of Prax, enforceable against Prax in accordance with the terms hereof or thereof, except (A) as limited by bankruptcy, insolvency, reorganization or similar Laws relating to or affecting generally the enforcement of creditors’ rights and (B) the Joint Venture Agreement and the Project Company Articles of Association shall not be valid and binding until approved by the Shaanxi DOC.

(c)   There is no action, suit, arbitration, investigation or proceeding pending, or to the knowledge of Prax, threatened or contemplated against Prax, before any court or administrative agency nor is any substantial basis for any such litigation known to exist, which either questions the legality, validity or propriety of this Agreement or any other Transaction Documents or the transactions contemplated hereunder or thereunder, or could materially affect its ability to carry out its obligations hereunder or thereunder.

(d)   Prax has complied, and is in compliance in all material respects, with all applicable Laws, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of Prax or any of its affiliates, or on the ability of Prax to perform its obligations under this Agreement and the other Transaction Documents.

Article VII.
INDEMNIFICATION

7.1   Indemnification by CHL.  CHL shall indemnify and hold Prax harmless from and against any and all losses, claims, liabilities, damages and costs and expenses (including without limitation reasonable legal fees and litigation expenses) incurred (collectively, “Losses”) in connection with or arising from, in whole or in part, any breach by CHL and/or New Land of any representation, warranty, covenant or undertaking in this Agreement or the Transaction Documents, or of their respective obligations arising from or in connection with the transactions contemplated by the Transaction Documents.

7.2   Indemnification by New Land.  New Land shall indemnify and hold Prax harmless from and against any Losses in connection with or arising from, in whole or in part, any breach by New Land of any representation, warranty, covenant or undertaking in this Agreement or the Transaction Documents, or of their respective obligations arising from or in connection with the transactions contemplated by the Transaction Documents.

7.3   Indemnification by Prax.  Prax shall indemnify and hold CHL and New Land harmless from and against any Losses in connection with or arising from, in whole or in part, any breach by Prax of any representation, warranty, covenant or undertaking in this Agreement or the Transaction Documents, or of their respective obligations arising from or in connection with the transactions contemplated by the Transaction Documents.

Article VIII.
CONFIDENTIALITY

8.1   Scope of Obligation.  In consideration of the mutual covenants of the Parties herein, each Party hereto agrees to keep strictly private and confidential and under no circumstances disclose to any person or entity which is not a party hereto or an affiliate thereof, the terms of this Agreement, all proprietary, confidential and any information obtained from the other Party or arising from or in connection with this Agreement or the transactions contemplated under this Agreement, including, but not limited to, the terms in or the arrangements and all other matters contemplated under this Agreement (collectively, “Confidential Information”), unless disclosure of the Confidential Information is to their respective professional advisors or to their potential investors or lenders on condition that this same confidentiality undertaking as herein is imposed on such advisers, potential investors or lenders or unless expressly permitted by prior written consent of the other party.

8.2   Precautions.  The Parties hereto agree to take all necessary precautions, to keep secret the Confidential Information and to restrict its uses to the uses permitted hereunder.

8.3   Affiliated Parties.  Each Party shall take all necessary steps to ensure that it and its affiliates’ directors, officers and employees will comply in all respects with this confidential undertaking.

8.4   Exclusions.  Notwithstanding the foregoing, in relation to any Party, the confidentiality obligation shall not apply to:

(a)   any information obtained from any party hereto which becomes generally known to the public, other than by reason of any breach of confidentiality obligations, willful or negligent act or omission of any Party hereto or its affiliates or any of their employees or professional advisors;

(b)   any information which is, at the time of disclosure, already legally in the possession of any Party or its affiliates to which such information is furnished;

(c)   any information which is required to be disclosed by any Party pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant body provided that such Party shall have first, to the extent reasonably practicable and legally permissible, advised the other Parties of the requirement to disclose such information and shall have afforded the other Parties an opportunity to dispute such requirement and seek relief therefrom by legal process; or

(d)   any information which is developed by a Party independent of, and without reliance upon, any Confidential Information.

Notwithstanding the foregoing, neither CHL nor New Land, or any of their respective affiliates, may issue a press release or otherwise disclose to any other person the terms and conditions of this Agreement or the other Transaction Documents or the transactions contemplated under this Agreement or any other Transaction Documents without the prior written consent of Prax, which consent may be withheld in the sole and absolute discretion of Prax.

8.5   Acknowledgment.  CHL and New Land each hereby acknowledges and covenants that it has the right to supply the Confidential Information to Prax and the supply of the Confidential Information to, and the receipt and use of such Confidential Information by, Prax will not infringe upon any rights held by any third party, involve the unauthorized use of confidential information belonging to a third party or result in a breach by CHL, New Land or any of their respective affiliates or subsidiaries of any law, regulation or fiduciary duty owed to any third party, intellectual property rights or agreement.

8.6   Duration.  The confidentiality obligations in this Agreement shall continue to be in full force and effect until the earlier of (a) twelve (12) months from the date hereof or (b) the execution and delivery of the Transaction Documents by the Parties.

Article IX.
NOTICES

9.1   Notices.  Any notice required to be given hereunder to any of the Parties shall be in writing in Chinese (unless otherwise specifically required by this Agreement or any applicable Transaction Documents to be given in English) and shall be delivered in person or sent by an internationally recognized courier or by facsimile and, each such notice shall be copied to each other relevant Parties.  Any notice sent by courier as provided above shall be deemed to have been given, made or served two (2) Business Days after dispatch to each relevant Party.  Any notice sent by facsimile as provided in this paragraph shall be deemed to have been given, made or served to each relevant Party at the time shown in the transmission report; provided that if the time shown in the transmission report is after 5:00 p.m. (China time) on any day, such notice shall be deemed to be given, made or served at 10:00 a.m. (China time) on the next succeeding Business Day.  Any notice, report or other communication given hereunder shall be addressed to the relevant Party and, if a copy is required to be given to any other Party, to such other Party, as follows:

(a)	If to New Land:	6 Youyi Dong Lu, Han Yuan 4 Lou
Xi’an, Shaanxi
P. R. China 710054
Attention: Ms. Lu Jing
Facsimile: (86-29) 8258-2640

	with copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: David Hryck, Esq.
Facsimile:+1 (212) 335-4501

(b)	If to CHL:	c/o Xi’an New Land Development Co., Ltd.
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi’an, Shaanxi
P. R. China 710054
Attention: Ms. Lu Jing
Facsimile: (86-29) 8258-2640

	with copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: David Hryck, Esq.
Facsimile:+1 (212) 335-4501

(c)	If to Prax:	c/o Prax Capital
Suite 1701, Shui On Plaza
333 Huai Hai Zhong Road
Shanghai, 200021
China
Attention: Meilan Gan
Facsimile: (86-21) 6237-6709

	with copy to:	Paul, Hastings, Janofsky & Walker LLP
35/F, Park Place
1601 Nanjing West Road
Shanghai, 200040
China
Attention: David Blumenfeld, Esq.
Facsimile: (86-21) 6103-2990

Article X.
GENERAL PROVISIONS

10.1   Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the Laws of Hong Kong.

10.2   Dispute Resolution.  In the event of any dispute arising from or in connection with this Agreement, the Parties shall attempt to resolve the dispute through friendly consultations.  In the event that satisfactory resolution is not reached within thirty (30) days after commencement of such consultations, the dispute shall be submitted to resolution by arbitration before China International Economic and Trade Arbitration Commission (“CIETAC”), Shanghai Sub-Commission in accordance with the CIETAC Arbitration Rules presently in force.  There shall be a single arbitrator.  If the Parties do not agree to appoint an arbitrator who has consented to participate within twenty (20) days after the issuance of a notice of arbitration by any Party, the relevant appointment shall be made by CIETAC Shanghai Sub-Commission.  Any proceedings shall take place in Shanghai and be conducted in Chinese.  The arbitral award shall be final and binding upon all Parties.  If any Party obtains an arbitration award against any of the other Parties in connection with a dispute arising from or in connection with this Agreement, such Party shall be entitled to cover its costs and reasonable attorney’s fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs, as determined by the arbitrator.

10.3   Governing Language.  This Agreement is written in both English and Chinese languages.  Both versions shall be equally valid and effective but, in the event of inconsistency between the two versions, the English version shall prevail.

10.4   Amendment; Modification; Waiver.  No amendment, modification or waiver of any provision of this Agreement, shall in any event be effective unless and until the Parties reach mutual agreement in writing.

10.5   Severability.  If one or more of the provisions of this Agreement is for any reason held invalid or unenforceable, such provisions shall be deemed severable from the remaining provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any Parties.

10.6   Rights Cumulative; Waivers.  The rights of each of the Parties under this Agreement are cumulative and may be exercised as such Party considers appropriate.  The rights of each of the Parties pursuant to this Agreement shall not be capable of being waived or varied otherwise than by an expressed waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

10.7   Drafting Presumption.  This Agreement shall be construed fairly as to each Party regardless of which Party drafted it.  Each of the Parties acknowledges and agrees that each of them played a significant and essential role in the review and completion of this Agreement.

10.8   Further Assurances.  Each of the Parties shall execute and deliver such other documents and to take such other action as may be necessary or convenient to consummate the purpose and subject matter of this Agreement.

10.9   No Recourse.  Notwithstanding any provision of this Agreement to the contrary, the Parties agree that none of them nor any person acting on their behalf may assert any claim or cause of action against any officer, director, shareholder, controlling person, manager, member, partner, employer, agent, representative, or affiliate of any other Party (except for such Party itself and the liabilities of CHL under the Guarantee) or their respective officers, directors, shareholders, controlling persons, managers, members, partners, employees, agents, or representatives in connection with, arising out of, or relating to this Agreement, the Transaction Documents, or the transactions contemplated hereunder or thereunder.

10.10   Attorneys’ Fees.  In the event that any Party seeks to enforce its rights under this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties its/their court costs, arbitration expenses, if any, and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs as determined by the court or arbitrator.

10.11   Assignment; Binding Effect.  No Party may assign this Agreement or its rights or obligations under this Agreement and the Transaction Documents without the prior written consent of the other Parties; provided, however, Prax may assign this Agreement, any of the Transaction Documents and any of its rights or obligations under this Agreement or the Transaction Documents to any person or party Controlled by, under common Control with or Controlling Prax.  As used herein, “Control” shall mean with respect to any specified person or party the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership or voting of securities, by contract or otherwise, and the terms “Controlling”, “Controlled” and “under common Control with” have meanings correlative to the foregoing.  Subject to the provisions of this Section, this Agreement is binding upon and inures to the benefit of each Party hereto and their respective successors and assigns.

10.12   Counterparts.  This Agreement may be executed in as many counterparts as required.  All counterparts together collectively shall constitute a single agreement.

10.13   Consent.  With respect to any matter where the consent or approval of a Party shall be required hereunder, such consent or approval may be granted or withheld in the sole and absolute discretion of such Party, subject to the terms of this Agreement.

10.14   Costs and Fees.  Subject to the provisions of Section 2.3 of this Agreement, each Party shall pay its own fees and expenses in connection with the negotiation and execution of this Agreement and the Transaction Documents and the completion of the transactions contemplated by this Agreement.

10.15   Force Majeure.

(a)   Scope of Force Majeure.  Force majeure includes, but is not limited to, acts of God, war, terrorism, civil commotion, riot, blockade or embargo, delays of carriers, fire, explosion, labor dispute, casualty, accident, earthquake, epidemic, flood, windstorm, or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees, or any other cause beyond the reasonable control of the affected Party, whether or not foreseeable.

(b)   Notice.  Should any Party be prevented from performing the terms and conditions of this Agreement due to the occurrence of any force majeure event, the prevented Party shall send notice to the other Parties within fourteen (14) days from the occurrence of the force majeure event stipulating the occurrence thereof and stating in the notice that such event is an event of force majeure.

(c)   Performance.  Any delay or failure in performance of this Agreement caused by a force majeure event shall not constitute default by the prevented Party or give rise to any claim for damage, losses or penalties.  Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Agreement, so far as is practical.  The prevented Party shall send notice to the other Party as soon as possible of the elimination of the force majeure event, and the other Party shall confirm receipt of such notice.

(d)   Consultations.  Should the force majeure event continue to delay implementation of this Agreement for a period of more than three (3) months, the Parties shall, through consultations, decide whether to terminate or amend this Agreement.

10.16   Change of Law.  If any Party cannot perform any of its obligations hereunder, or is adversely and materially affected due to the promulgation of any new Laws of the PRC or the amendment or interpretation of any existing Laws of the PRC after the date of this Agreement (each, a “Change of Law”), the Parties shall promptly consult with each other and use their best endeavors to implement any necessary adjustments to cause each Party to perform their respective obligations to the greatest extent, and to maintain their respective economic benefits derived from this Agreement on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

10.17   Anti-Corruption Laws.  In connection with this Agreement and the obligations to be performed by the Parties hereunder, no Party has, and no Party will, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly, to (a) any government official, (b) any political party, party official or candidate, (c) any person while knowing or having reason to know that all or a portion of the value so transferred will be offered, given or promised, directly or indirectly, to anyone described in subparts (a) or (b) of this Section, (d) any owner, director, employee, representative or agent of any actual or potential customer of any Party, (e) any director, employee, representative of any Party or any of its affiliates, or (f) any other person or entity, if such payment or transfer would violate any Anti-Corruption Laws.  The Parties acknowledge and agree that the provision of reasonable and customary meals and entertainment in the normal course of business or the giving of business mementos of nominal value shall not be a breach of this Section.  Each Party shall immediately notify the other Party of any request that such Party or any of its officers, directors, employees, shareholders, members, agents or affiliates, acting on its behalf, receives to take any action that may violate any Anti-Corruption Laws.  As used in this Agreement, the term “Anti-Corruption Laws” shall mean (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and its purposes, (ii) all other anti-corruption Laws applicable to the Parties (including all bribery and anti-money laundering Laws), and (iii) all Laws of the PRC (including all notices, decrees and decisions) concerning bribery and anti-corruption issues.

10.18   Entire Agreement.  This Agreement and the Transaction Documents collectively embody the entire agreement with respect to the subject matter covered by this document and understanding between the Parties and collectively supersede all prior agreements and understandings between the Parties relating to the subject matter hereof.

10.19   Exclusivity.  In consideration for the effort and expense that will be required to conduct the due diligence and to negotiate and finalize the relevant Transaction Documents, CHL and New Land agree that until this Agreement has been terminated by a Party expressly in accordance with the terms of this Agreement, CHL and New Land will not, and will cause their affiliates and their directly and indirectly owned or controlled subsidiaries not to (and will not authorize or permit any of their respective representatives to) take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person to jointly bid or invest, to purchase or to finance any interest, direct or indirect, in the Target Land or any transaction that has the impact of conferring such rights or otherwise frustrating the transactions contemplated herein.

10.20   Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without reference to its conflicts of law principles.

10.21   Language.  This Agreement shall be executed in English and Chinese.  Both the English and Chinese versions shall be given equal weight in the interpretation of this Agreement.  If there is any discrepancy between the English version and the Chinese version, the English version shall prevail.

[Signature Page Follows]

This Agreement has been executed by the duly authorized representatives of the Parties on the date and year first above written.

NEW LAND:

XI’AN NEW LAND DEVELOPMENT CO., LTD. (Company Chop)

By:
   Name: 鲁平纪 (Lu Pingji)
   Title: Chairman of Board

CHL:

CHINA HOUSING AND LAND DEVELOPMENT, INC.

By:
   Name: 鲁平纪 (Lu Pingji)
   Title: Chairman of Board

PRAX:

PRAX CAPITAL REAL ESTATE HOLDING LIMITED

By:
   Name: 姚继平 (Yao, Jie-Ping)
   Title: Director

S-1

APPENDIX 1
DESCRIPTION AND DEPICTION OF PROJECT LAND

Location:	Xi’an Baqiao Technology Industrial Park (西安灞桥科技产业园)

Plot Number:	Plot BQ2-99-33

Boundaries:	East: Baqiao District Watercourse Management Station of Xi’an

West: Baqiao District Watercourse Management Station of Xi’an and Chaima Village

North: Xi Lin Express Way

South: Xi’an Water Supply Company

Land Area:	196,400 square meters

Land Nature:	State-owned Land

[Depiction To Be Attached]

App. 1

APPENDIX 2
INDEX OF DEFINED TERMS

Agreement	1	Land Grant Contract	3
Anti-Corruption Laws	21	Laws	2
Approved Budget and Business Plan	4	Losses	15
Auction	2	New Land	1
Auction Documents	12	Onshore Financing	7
Budget and Business Plan	4	Parties	1
Business Day	2	Party	1
Capital Contribution Conditions Precedent	8	PBOC	2
Capital Contribution Delivery Date	9	Prax	1
Change of Law	21	Prax Capital Contribution Deliverables	10
CHL	1	Prax Project Company Deliverables	6
CHL/New Land Capital Contribution Deliverables	10	PRC	1
CHL/New Land Project Company Deliverables	6	Project	4
Confidential Information	16	Project Company	1
Control	20	Project Company Articles of Association	6
Cost Ceiling	3	Project Company Conditions Precedent	4
Funded Auction Deposit	2	Project Company Delivery Date	5
Funded Pre-Construction Costs	7	Project Company Governmental Approvals	6
Funded Preparation Fee	7	Registered Capital Ceiling	8
Guarantee	11	SAFE	3
HK SPV	1	Shaanxi DOC	6
HK SPV Amended and Restated Memorandum and Articles of Association	10	Shareholders’ Agreement	9
Hong Kong	1	Subscription Agreement	10
Joint Venture Agreement	5	Target Land	1
Land Acquisition Cost	3	Target Registered Capital	8
		Transaction Document	11
		Transaction Documents	11
		Xi’an LRB	2

App. 2 - 1

EXHIBIT A
JOINT VENTURE AGREEMENT

[To Be Attached]

Exh. A

EXHIBIT B
PROJECT COMPANY ARTICLES OF ASSOCIATION

[To Be Attached]

Exh. B

EXHIBIT C
SHAREHOLDERS’ AGREEMENT

[To Be Attached]

Exh. C

EXHIBIT D
SHARE SUBSCRIPTION AGREEMENT

[To Be Attached]

Exh. D

EXHIBIT E
HK SPV AMENDED AND RESTATED MEMORANDUM
AND ARTICLES OF ASSOCIATION

[To Be Attached]

Exh. E

EXHIBIT F
DEED OF GUARANTEE

[To Be Attached]

Exh. F